Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Provides November 2020 Business Update; Reaffirms 2020 Outlook

PITTSBURGH, December 17, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today provided its November 2020 business update as part of the company’s ongoing communications to the investment community.  In addition, Koppers plans to report preliminary results for the quarter and year ending December 31, 2020, during its next business update on January 28, 2021.  The company will also conduct a conference call with the investment community on that day, which will be broadcast live on www.koppers.com, with a replay to be made available.

November Sales by Business Segment

For November 2020, consolidated sales were $121.7 million compared to $119.6 million in the prior year period, representing an increase of $2.1 million, or 1.8 percent.  Compared to prior year, the increase was driven by Performance Chemicals (PC) continuing to benefit from robust demand for residential wood treatment preservatives in most geographic regions, partially offset by lower sales in Railroad and Utility Products and Services (RUPS) and Carbon Materials and Chemicals (CMC), consistent with the company’s expectations.

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Sales for RUPS of $51.1 million decreased by $3.9 million, or 7.1 percent, compared to sales of $55.0 million in the prior year month.  Crosstie treating volumes for the month were lower than prior year due to reduced activity in both Class I and commercial markets, partially offset by improved demand in maintenance-of-way businesses related to bridge repair and engineering and crosstie disposal services.  Sales from the utility pole businesses in Australia and the U.S., combined, were slightly lower than prior year.

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Sales for PC of $41.9 million increased by $9.4 million, or 28.9 percent, compared to sales of $32.5 million in the prior year month.  The sales growth was primarily due to ongoing strong demand in the United States for residential treated lumber.  A greater focus on home design and home entertainment, an aging housing stock and a shortage of new home construction are driving increased remodeling spending.  In addition, international markets continued to experience strong demand in all geographic regions.

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Sales for CMC of $28.7 million decreased by $3.4 million, or 10.6 percent, compared to sales of $32.1 million in the prior year month.  The decrease was driven by lower contributions from North America and Australia, partially offset by improved demand in Europe.  The overall business continued to be negatively affected by lower average pricing associated with ongoing weakness in industrial production markets, such as aluminum, steel, energy and construction.  In 2020, Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) results are classified as discontinued operations for the current year, as well as the comparable period in 2019 due to its divestiture.

President and CEO Leroy Ball said, “Our fourth quarter is continuing to play out as expected.  Strong PC demand, driven by an extremely strong construction market, has outpaced market weakness in CMC and a seasonal slowdown in RUPS.  A resurgence in COVID-19 means challenges remain, but our site leadership is doing a tremendous job of protecting the safety of our team members, while ensuring that our essential customer base receives the same high level of quality and service they expect from Koppers.”

2020 Outlook

Koppers continues to expect 2020 sales to be approximately $1.6 billion, compared with sales of $1.65 billion (excluding KJCC) in 2019.  The company anticipates that adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in 2020 will be in the range of $204 million to $210 million, compared with $201.1 million in the prior year.  Adjusted earnings per share (EPS) is projected to be in the range of $3.65 to $3.90 in 2020, compared with $3.18 in the prior year.

Capital expenditures for November 2020 were $6.9 million, compared with $2.0 million in November 2019.  For the year-to-date period ended November 30, 2020, capital expenditures were $60.8 million compared with $32.5 million for the prior year period.  Koppers is on track to invest $65 million to $70 million in capital expenditures in 2020, primarily related to improving the safety and reliability of its existing infrastructure as well as a major treating expansion project.

Koppers continues to anticipate approximately $125 million of debt reduction in 2020.  Based upon current adjusted EBITDA and debt reduction estimates, net leverage is projected to be between 3.5 and 3.6 at December 31, 2020, compared with 4.3 at December 31, 2019.

Mr. Ball commented on the outlook, “With two months of our final quarter completed, I am happy to say that we are trending toward the higher end of our adjusted EPS forecast, as long as our effective tax rate holds to our most recent projections.  It’s amazing to think that when we close the door on 2020, we will have reached a number of significant financial milestones while navigating through a global pandemic.  I remain inspired by how the entire global Koppers team has come together through these trying and challenging times to support our customers, each other, and the local communities in which we operate.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA, adjusted EPS, net debt or net leverage ratio to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

Year Ended
December 31, 2019
Net income	$67.4
Interest expense	61.9
Depreciation and amortization	51.4
Depreciation in impairment and restructuring charges	3.2
Loss from discontinued operations	(3.7)
EBITDA	180.2
Unusual items impacting net income
Impairment, restructuring and plant closure costs	20.4
Non-cash LIFO benefit	4.5
Mark-to-market commodity hedging	(4.0)
Total adjustments	20.9
Adjusted EBITDA	$201.1

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

Year Ended
December 31, 2019
Net income attributable to Koppers	$66.6
Unusual items impacting net income
Impairment, restructuring and plant closure costs	25.3
Non-cash LIFO expense	4.5
Mark-to-market commodity hedging	(4.0)
Total adjustments	25.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(22.7)
Noncontrolling interests	0.8
Effect on adjusted net income	3.9
Adjusted net income including discontinued operations	70.5
Loss from discontinued operations	(3.7)
Adjusted net income attributable to Koppers	$66.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

Year Ended
December 31, 2019
Net income attributable to Koppers	$66.6
Adjusted net income attributable to Koppers	$66.8
Denominator for diluted earnings per share (in thousands)	21,068
Earnings per share:
Diluted earnings per share	$3.16
Adjusted earnings per share	$3.18

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

Twelve months ended
December 31, 2019
Total Debt	$901.2
Less: Cash	32.3
Net Debt	$868.9
Adjusted EBITDA	$201.1
Net Leverage Ratio	4.3

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